Exhibit 99.1

News Release

Berry Announces Second Quarter 2023 Results

Second Quarter Highlights
• GAAP:  Net sales of $3.3 billion; Operating income of $301 million; Earnings per share of $1.42
• Non-GAAP: Operating EBITDA of $541 million; Adjusted earnings per share of $1.96
• Returned $187 million to shareholders in the quarter ($155 million via share repurchases and $32 million in dividends)
• Fiscal 2023 outlook: Reaffirmed adjusted EPS and free cash flow ranges

Berry’s Chairman and CEO Tom Salmon said, “Our business delivered solid second quarter and first half results with adjusted earnings per share growth of 4% and 7%, respectively.  During the past several quarters, we have seen supply chain constraints continue to ease, prioritized structural cost improvements and continued our efforts to pivot our portfolio to high-value growth products across all of our businesses.  Our cost actions include the rationalizing of 15 facilities across the world, moving business to more efficient cost facilities, and other labor cost reductions from improved productivity.  These cost savings initiatives are expected to provide annualized cost savings of $115 million and we expect to realize $70 million in fiscal 2023.  These internal actions helped to offset a 6% volume decline driven by destocking and general market softness.  We continued our focus on driving long-term value for our shareholders and repurchased $155 million of shares, or another 2.1% of shares outstanding, in the second quarter, while also paying our quarterly dividend.  We believe our shares remain undervalued and our repurchases reflect our confidence in the outlook of our business, our long-term strategy, and the strength of our operating model and cash flows.
  “We will continue to target key end markets which offer greater potential for differentiation and long-term growth, such as healthcare, beauty, and foodservice.  Additionally, we will continue to invest and expand our emerging market exposure while delivering highly desired innovative and sustainability-focused customer-linked products.  Together, with these growth drivers, we are making long-lasting structural cost improvements while advancing our strategic initiatives to exit 2023 a much stronger and more focused Company.”

Key Financials (1)
	March Quarter		March YTD
GAAP results	2023	2022	2023	2022
Net sales	$3,288	$3,775	$6,348	$7,348
Operating income	301	341	511	570
EPS (diluted)	1.42	1.50	2.27	2.36

	March Quarter		Reported	Comparable	March YTD		Reported	Comparable
Adjusted non-GAAP results	2023	2022	%	%	2023	2022	%	%
Net sales	$3,288	$3,775	(13%)	(10%)	$6,348	$7,348	(14%)	(10%)
Operating EBITDA	541	555	(3%)	1%	984	1,012	(3%)	2%
Adjusted EPS (diluted)	1.96	1.93	2%	4%	3.26	3.18	3%	7%

(1)
Adjusted non-GAAP results exclude items not considered to be ongoing operations.  In addition, comparable change % excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.  in millions of USD, except per share data

Financial Results – Second Quarter 2023
Consolidated Overview
The net sales decline is primarily attributed to a 6% volume decline, decreased selling prices of $143 million due to the pass-through of lower resin costs, an $80 million unfavorable impact from foreign currency changes, and prior quarter divestiture sales of $42 million.  The volume decline is primarily attributed to general market softness and ongoing inventory destocking.
The operating income decrease is primarily attributed to a $35 million unfavorable impact from the volume decline, an $18 million increase in business integration costs, a $15 million unfavorable impact from foreign currency changes, and an unfavorable impact from increased selling, general, and administrative expenses.  These declines are partially offset by a $40 million favorable impact from price cost spread as a result of cost reduction and improved product mix.
Consumer Packaging - International
The net sales decline in the Consumer Packaging International segment is primarily attributed to a $57 million unfavorable impact from foreign currency changes, a 5% volume decline, and prior quarter divestiture sales of $42 million, partially offset by increased selling prices of $76 million primarily due to the pass-through of European inflation.  The volume decline is primarily attributed to general market softness.

The operating income decrease is primarily attributed to a $10 million unfavorable impact from the volume decline, a $9 million unfavorable impact from foreign currency changes, a $7 million unfavorable impact from increased business integration costs, and increased selling, general, and administrative expenses. These items are partially offset by a $10 million favorable impact from price cost spread.
Consumer Packaging - North America
The net sales decline in the Consumer Packaging North America segment is primarily attributed to decreased selling prices of $80 million and a 3% volume decline.  The volume decline is primarily attributed to general market softness partially offset by growth in our foodservice market.
The operating income increase is primarily attributed to a $24 million favorable impact from price cost spread, partially offset by unfavorable impacts from the volume decline, increased business integration costs, and increased selling, general, and administrative expenses.
Health, Hygiene, & Specialties
The net sales decline in the Health, Hygiene & Specialties segment is primarily attributed to a 9% volume decline and decreased selling prices of $64 million.  The volume decline is primarily attributed to general market softness in our specialties markets and ongoing inventory destocking.
The operating income decrease is primarily attributed to a $19 million unfavorable impact from price cost spread and a $9 million unfavorable impact from the volume decline.
Engineered Materials
The net sales decline in the Engineered Materials segment is primarily attributed to decreased selling prices of $75 million, a 7% volume decline, and a $16 million unfavorable impact from foreign currency changes.  The volume decline is primarily attributed to general market softness in European industrial markets and ongoing inventory destocking.
The operating income increase is primarily attributed to a $25 million favorable impact from price cost spread, partially offset by an $11 million unfavorable impact from the volume decline.
Cash Returns to Shareholders
Berry generates significant cash flow and is committed to returning capital to shareholders. This annual cash flow provides substantial capacity to simultaneously reinvest in the business for organic growth, pursue bolt-on acquisitions, pay down debt and return cash to shareholders through a compelling dividend as well as regular share repurchases.  The Company expects to return over $700 million through share repurchases and dividends in fiscal 2023, subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.
Dividend and Share Repurchases
As previously announced, Berry’s Board of Directors declared a quarterly cash dividend of $0.25 per share payable on June 15, 2023 to stockholders of record as of June 1, 2023.  During the second quarter, Berry repurchased 2.5 million shares (or approximately 2.1% of shares outstanding) for $155 million, leaving over $700 million authorized for share repurchases at the end of the second fiscal quarter.  Through the first two quarters of fiscal 2023, we have repurchased 5.5 million shares (or approximately 4.4% of shares outstanding) for $333 million.  Berry may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.  The Company continues to expect to repurchase at least $600 million of stock in fiscal 2023, subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.

Fiscal Year 2023 Guidance
(based on information available as of May 4, 2023)
•	Adjusted earnings per share range of $7.30 - $7.80
•	Cash flow from operations range of $1.4 - $1.5 billion; free cash flow range of $800 - $900 million
•	Anticipate returning at least $700 million of capital to shareholders through share repurchases and dividends

Investor Conference Call
The Company will host a conference call today, May 4, 2023, at 10 a.m. U.S. Eastern Time to discuss our second fiscal quarter 2023 results.  This call will be webcast live on Berry’s website at https://ir.berryglobal.com/financials.  A new, simplified event registration and access provides two ways to access the call.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.
By Telephone
Participants may register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.
Via the Internet
The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click on the following link: https://ir.berryglobal.com/financials.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.
About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 46,000 global employees across more than 265 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  For more information, visit our website, or connect with us on LinkedIn or Twitter.
Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, free cash flow, and comparable basis net sales, adjusted EPS and operating EBITDA.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.
Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including transactional and translational foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall global economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business, including as a result of the Russia-Ukraine conflict; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to weather-related events and longer-term climate change patterns; (10) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (11) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (12) risks related to future write-offs of substantial goodwill; (13) risks of competition, including foreign competition, in our existing and future markets; (14) risks related to market conditions associated with our share repurchase program; (15) risks related to market disruptions and increased market volatility as a result of Russia’s invasion of Ukraine; and (16) the other factors and uncertainties discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us. Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income (Unaudited)
	Quarterly Period Ended		Two Quarterly Periods Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022

Net sales	$3,288	$3,775	$6,348	$7,348
Costs and expenses:
Cost of goods sold	2,682	3,154	5,224	6,192
Selling, general and administrative	220	207	456	442
Amortization of intangibles	60	65	120	133
Restructuring and transaction activities	25	8	37	11
Operating income	301	341	511	570
Other expense	1	6	2	6
Interest expense, net	79	71	150	142
Income before income taxes	221	264	359	422
Income tax expense	47	59	79	96
Net income	$174	$205	$280	$326

Basic net income per share	$1.44	$1.53	$2.29	$2.42
Diluted net income per share	1.42	1.50	2.27	2.36

Outstanding weighted average shares (in millions)
Basic	120.7	133.8	122.2	134.6
Diluted	122.5	136.9	123.3	138.0

Condensed Consolidated Balance Sheets (Unaudited)
(in millions of USD)	April 1, 2023	October 1, 2022
Cash and cash equivalents	$696	$1,410
Accounts receivable	1,751	1,777
Inventories	1,864	1,802
Other current assets	220	175
Property, plant, and equipment	4,612	4,342
Goodwill, intangible assets, and other long-term assets	7,470	7,450
Total assets	$16,613	$16,956
Current liabilities, excluding current debt	2,308	2,831
Current and long-term debt	9,307	9,255
Other long-term liabilities	1,703	1,674
Stockholders’ equity	3,295	3,196
Total liabilities and stockholders' equity	$16,613	$16,956

Condensed Consolidated Statements of Cash Flows (Unaudited)
	Two Quarterly Periods Ended
(in millions of USD)	April 1, 2023	April 2, 2022
Cash flows from operating activities:
Net income	$280	$326
Depreciation	279	284
Amortization of intangibles	120	133
Non-cash interest, net	(27)	8
Settlement of derivatives	36	-
Deferred income tax	(51)	(43)
Share-based compensation expense	30	28
Other non-cash operating activities, net	8	(14)
Changes in working capital	(507)	(736)
Net cash from operating activities	168	(14)

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(385)	(367)
Acquisition of business and other	(88)	3
Net cash from investing activities	(473)	(364)

Cash flows from financing activities:
Repayments on long-term borrowings	(583)	(9)
Proceeds from long-term borrowings	500	244
Repurchase of common stock	(333)	(351)
Proceeds from issuance of common stock	18	22
Dividends paid	(65)	-
Other, net	11	-
Net cash from financing activities	(452)	(94)
Effect of currency translation on cash	43	3
Net change in cash and cash equivalents	(714)	(469)
Cash and cash equivalents at beginning of period	1,410	1,091
Cash and cash equivalents at end of period	$696	$622

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$168	$(14)
Additions to property, plant, and equipment (net)	(385)	(367)
Non-U.S. GAAP Free Cash Flow	$(217)	$(381)

Segment and Supplemental Comparable Basis Information (Unaudited)
	Quarterly Period Ended April 1, 2023
(in millions of USD)	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,059	$774	$677	$778	$3,288

Operating income	$75	$93	$34	$99	$301
Depreciation and amortization	77	54	44	25	200
Restructuring and transaction activities	12	7	5	1	25
Other non-cash charges	10	2	1	2	15
Operating EBITDA	$174	$156	$84	$127	$541

	Quarterly Period Ended April 2, 2022
Reported net sales	$1,139	$880	$822	$934	$3,775
Foreign currency and divestitures	(99)	—	(7)	(16)	(122)
Comparable net sales (1)	$1,040	$880	$815	$918	$3,653

Operating income	$97	$85	$69	$90	$341
Depreciation and amortization	82	53	44	27	206
Restructuring and transaction activities	5	2	—	1	8
Other non-cash charges	(4)	2	1	1	—
Foreign currency and divestitures	(15)	—	(4)	(2)	(21)
Comparable operating EBITDA (1)	$165	$142	$110	$117	$534

(1)
The prior year comparable basis change excludes the impacts of foreign currency and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted earnings before interest, tax, depreciation and amortization (EBITDA), Net income, and earnings per share (EPS)
(in millions of USD, except per share data amounts)
	Quarterly Period Ended		Two Quarterly Periods Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Net income	$174	$205	$280	$326
Add: other expense	1	6	2	6
Add: interest expense	79	71	150	142
Add: income tax expense	47	59	79	96
Operating income	$301	$341	$511	$570

Add: restructuring and transaction activities	25	8	37	11
Add: other non-cash charges	15	—	37	14
Adjusted operating income (2)	$341	$349	$585	$595

Add: depreciation	140	141	279	284
Add: amortization of intangibles	60	65	120	133
Operating EBITDA (2)	$541	$555	$984	$1,012

Net income per diluted share	$1.42	$1.50	$2.27	$2.37
Other expense, net	0.01	0.04	0.02	0.04
Restructuring and transaction activities	0.20	0.06	0.29	0.08
Amortization of intangibles from acquisitions (1)	0.49	0.47	0.97	0.96
Income tax impact on items above	(0.16)	(0.14)	(0.29)	(0.27)
Foreign currency and divestitures		(0.05)		(0.13)
Adjusted net income per diluted share (2)	$1.96	$1.88	$3.26	$3.05

Estimated Fiscal 2023
Cash flow from operating activities	$1,400-$1,500
Net additions to property, plant, and equipment	(600)
Free cash flow (2)	$800-$900

(1)	Amortization of intangibles from acquisition are added back to better align our calculation of adjusted EPS with peers.
(2)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth and comparable basis measures exclude the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities, less net additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.
Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA, Operating EBITDA, and comparable basis measures, among other measures, to evaluate management performance and in determining performance-based compensation.  Operating EBITDA is a measure widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.
     (BERY-F)

Company Contact Information
Dustin Stilwell
VP, Investor Relations
+1 (812) 306 2964
ir@berryglobal.com